PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 10, 2006)	File No. 333-133291

FOCUS ENHANCEMENTS, INC.

11,443,718 SHARES OF COMMON STOCK

This document supplements the prospectus dated May 10, 2006 of Focus Enhancements, Inc., relating to the sale from time to time by certain of our securityholders of up to 11,443,718 shares of our common stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Before deciding whether to invest, you should read the “Risk Factors” beginning on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information concerning selling stockholders in the prospectus is hereby amended to read as follows:

SELLING STOCKHOLDERS

The following table sets forth:  (i) the number of shares of Focus common stock beneficially owned by each selling stockholder as of July 27, 2007 (including shares issuable upon conversion of the notes) and (ii) the number of shares of Focus common stock to be offered hereby by each selling stockholder. Other than as disclosed in this prospectus supplement, no selling stockholder has had any position, office or other material relationship with us during the past three years. The information set forth below is based on information provided by each selling stockholder.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 78,454,178 shares of our common stock outstanding as of July 27, 2007.

The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below.

Security Ownership (1)

Name	Shares Beneficially Owned Prior to Offering	Shares to be Sold in the Offering		Shares Beneficially Owned After Offering (16)

Barbara Shingleton Trust	287,335	287,335	(2)	—	*
Brad Shingleton Trust	287,335	287,335	(3)	—	*
CFG Trust #1	287,335	287,335	(4)	—	*
David Foote	574,671	574,671	(5)	—	*
Donald L. Foote Trust #1	837,335	287,335	(6)	550,000	*
Heritage Mark Foundation, Inc.	2,454,767	1,149,342	(7)	1,305,425	1.7%
Ingalls & Snyder Value Partners, L.P.	5,746,707	5,667,011	(8)	79,696	*
Kenneth Foote	684,671	574,671	(9)	110,000	*
Rhonda Foote-Judy	287,335	287,335	(10)	—	*
Ronald Altman	574,671	574,671	(11)	—	*
Steven Foote	574,671	574,671	(12)	—	*
Steven Foote IRA	562,335	287,335	(13)	275,000	*
Theresa Foote	684,671	574,671	(14)	110,000	*
Marketing By Design	30,000	30,000	(15)	—	*

		11,443,718

*              Represents beneficial ownership of less than one percent

(1)          This table has been prepared based solely upon information furnished to us as of July 27, 2007 by the selling stockholders listed above. The selling stockholders identified above may have sold, transferred or otherwise disposed shares of our common stock.

(2)          Barbara Shingleton Trust.  Includes 287,335 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007. Barbara Shingleton as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(3)          Brad Shingleton Trust.  Includes 287,335 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007. Brad Shingleton as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(4)          CFG Trust #1.  Includes 287,335 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007. Cheryl Groenendyke as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(5)          David Foote.  Includes 574,671 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007 and 50,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of July 27, 2007. David Foote has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(6)          Don L. Foote Trust #1.  Includes 287,335 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007 and 50,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of July 27, 2007. Kenneth Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”  Mr. Kenneth Foote also has voting and investment control over the securities held by the Heritage Mark Foundation set forth in footnote 7 and footnote 9 for an aggregate of 3,976,773 shares in his voting and investment control.

(7)          Heritage Mark Foundation.  Includes 1,149,342 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007 and 118,675 shares of common stock issuable upon exercise of warrants exercisable within 60 days of July 27, 2007. Kenneth Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.” See also footnote 6.

(8)          Ingalls & Snyder Value Partners L.P.  Includes 5,746,707 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007 of which 5,667,011 are included within this prospectus. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, as amended, Thomas Boucher Jr, Robert L. Gipson and Adam Janovic, General Partners share voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that it is an affiliate of a broker-dealer but at the time they purchased our securities it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus. See also “The Transactions.”

(9)          Kenneth Foote.  Includes 574,671 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007 and 10,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of July 27, 2007. Kenneth Foote has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliates of a broker-dealer. See also “The Transactions.”  See also footnote 6.

(10)        Rhonda Foote-Judy.  Includes 287,335 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007. Rhonda Foote-Judy has voting and investment control. The selling stockholder has notified us that she is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(11)        Ronald Altman.  Includes 574,671 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007. Ronald Altman has voting and investment control. The selling stockholder has notified us that he is not a broker-dealer or affiliates of a broker-dealer. See also “The Transactions.”

(12)        Steven Foote.  Includes 574,671 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007. Steven Foote has voting and investment control. The selling stockholder has notified us that he is an affiliate of a broker-dealer but at the time he purchased our securities he did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus. See also “The Transactions.”  Mr. Steven Foote also has voting and investment control over the securities set forth in footnote 13 for an aggregate of 1,137,006 shares of common stock in his voting and investment control.

(13)        Steven Foote IRA.  Includes 287,335 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007 and 25,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of July 27, 2007. Steven Foote has voting and investment control. The selling stockholder has notified us that it is an affiliate of a broker-dealer but at the time they purchased our securities it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities being sold pursuant to this prospectus. See also “The Transactions.”  See also footnote 12.

(14)        Theresa Foote.  Includes 574,671 shares of common stock issuable upon conversion of senior convertible notes, convertible within 60 days of July 27, 2007 and 10,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of July 27, 2007. Theresa Foote as Trustee has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(15)        Marketing By Design. Includes 30,000 shares of common stock exercisable upon conversion of warrants. Such warrants vest in three equal installments of 10,000 shares each on May 1, 2006, December 31, 2006 and June 30, 2007. Susan McDonald has voting and investment control. The selling stockholder has notified us that it is not a broker-dealer or affiliate of a broker-dealer. See also “The Transactions.”

(16)        Assumes all shares being offered by this prospectus are sold.

The date of this prospectus supplement is July 31, 2007.